EXHIBIT 99.1

06-11-2009

Univision Reaches Agreement to Amend its Senior Secured Credit Agreement

New York, NY -- Univision Communications Inc., the leading Spanish-language media company in the United States, today announced that it has reached an agreement with a group of its bank lenders to amend its senior secured credit agreement (the “Credit Agreement”).

The proposed amendment will relax the financial covenant contained in the Credit Agreement and specify the amount of certain benefits used in the calculation of the Company’s EBITDA for the purposes of complying with the financial covenant.

The Company has engaged Deutsche Bank Securities Inc. and Banc of America Securities LLC as joint arrangers in connection with the amendment.

The amendment is conditioned on, among other things, the payment of an amendment fee to revolving lenders who consent to the amendment on or prior to June 16, 2009, and repayment (with simultaneous reductions in the related commitments) of revolving loans in an amount equal to $150 million, reducing the Company’s revolving credit facility to $600 million. The Company intends to make this repayment with cash on hand. In order for the amendment to become effective, all conditions must be satisfied by 5:00 p.m. (New York City time) on June 19, 2009.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Contacts for persons with questions regarding the proposed amendment are set forth below. The amendment in its entirety will be filed on form 8-K with the Securities and Exchange Commission.

About Univision Communications:

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 95% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 64 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 70 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; and Univision Interactive Media, which includes www.univision.com, the premier Spanish-language Internet destination in the U.S., and Univision Móvil, the industry’s most comprehensive Spanish-language suite of mobile offerings. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net

This document contains forward-looking statements that involve risks and uncertainties, including those relating to the Company’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include failure by the Company to satisfy the conditions to the amendment.

Actual results may differ materially due to these risks and uncertainties as well as those described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information contained in this press release.

Contacts:

Investors: Andrew W. Hobson Univision Communications Inc. 201-287-4306	Media: Stephanie Pillersdorf/Brooke Gordon Sard Verbinnen & Co 212-687-8080
Monica Talan Univision Communications Inc. 212-455-5331

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